Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

DOLLAR GENERAL CORPORATION

(successor by merger to Buck Acquisition Corp.)

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1.  Place of Meeting.  Meetings of the shareholders of Dollar General Corporation (the “Corporation”) shall be held at such place either within or without the State of Tennessee as the Board of Directors may determine.

Section 2.  Annual and Special Meetings.  Annual meetings of shareholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the shareholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the voting stock of the Corporation. Each such shareholder request shall state the purpose of the proposed meeting.

Section 3.  Notice.  Except as otherwise provided by law, at least ten (10) and not more than two (2) months before each meeting of shareholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder. Notice may be provided by mail, private carrier, facsimile transmission or other form of wire, wireless or electronic communication (e.g., e-mail). Notice provided to a shareholder’s e-mail address as indicated on the records of the Corporation shall be deemed proper notice for any purpose set forth in these bylaws.

Section 4.  Quorum.  At any meeting of shareholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5.  Voting and Proxies.  Except as otherwise required by law, all matters submitted to a meeting of shareholders shall be decided by vote of the holders of record, present in person or by proxy, and shall be approved if the votes in favor of the matter exceed the votes against the matter. Every shareholder entitled to vote at any meeting may do so either in person or by written proxy, which proxy shall be filed with the secretary of the meeting before being voted. Proxies and written ballots may be in any format, including facsimile or any electronic form of communication (e.g., e-mail).

Section 6.  Actions of Shareholders Without Meeting.  Unless otherwise provided by the Charter of the Corporation, these bylaws or applicable law, any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed in one or more counterparts by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted provided that all shareholders of the Corporation had agreed to be bound by the provisions of this Article I, Section 6. Such a written consent shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records, and prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent will be given to those shareholders who have not consented in writing.

ARTICLE II

DIRECTORS

Section 1.  Number, Election and Removal of Directors.  The Board of Directors of the Corporation shall consist of not less than one (1) nor more than twelve (12) members. The number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors pursuant to and in compliance with the Amended and Restated Limited Liability Company Agreement of Buck Holdings, LLC (“LLC Agreement”). The Directors shall be elected by shareholders at their annual meeting or pursuant to a written consent of the shareholders as provided herein. Subject to the provisions contained in the LLC Agreement, a Director may be removed with or without cause by the shareholders and any vacancies and newly created directorships resulting from any increase in the number of Directors may be filled, subject to compliance with the LLC agreement, by Directors entitled to cast that number of votes constituting a majority of votes that may be cast by Directors then in office, although less than a quorum, or by the sole remaining Director or by the shareholders.

Section 2.  Voting.  Each director shall be entitled to one vote. Except as otherwise provided by law, the Charter of the Corporation, these bylaws or any contract or agreement to which the Corporation and its shareholders are parties, at a meeting at which a quorum is present, the vote of a majority of the Directors present shall be the act of the Board of Directors. Notwithstanding the foregoing, any action of the Board of Directors, in order to be valid and binding, must include the vote of at least one Director designated by the KKR 2006 Fund L.P. and its affiliates pursuant to the LLC Agreement (each a “KKR Director” and, collectively, the “KKR Directors”).

Section 3.  Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors by resolution, and if so fixed no further notice thereof need be given, provided that unless all the Directors are present at the meeting at which said resolution is passed, the first meeting held pursuant to said resolution shall not be held for at least five (5) days following the date on which the resolution is passed. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman and shall be called by the Chairman and Secretary if directed by the Board of Directors or if requested by any two Directors, at least one of whom must be a KKR Director.

Section 4.  Notice.  Meetings (other than regular meetings the dates and times of which are established as provided in Section 3 of this Article II) of the Board of Directors must be preceded by at least two (2) Business Days notice to each Director. Notice of any special meeting of the Board of Directors shall be delivered personally, by telephone, by mail, by private carrier, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Board of Directors, or the Chairman thereof (if any), as applicable. Telephone notice shall be deemed to be given when the Director is personally given such notice in a telephone call to which such Director is a party. Telegraph, teletype, facsimile or other electronic transmission (e.g., e-mail) notice shall be deemed to be given upon completion of the transmission of the message. Notice of a special meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.

Section 5.  Quorum.  At all duly called meetings of the Board of Directors, except as otherwise provided by law, the Charter of the Corporation, these bylaws or any contract or agreement to which the Corporation and its shareholders are parties, the presence of a majority of the Directors shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, in order for a quorum to exist for the transaction of business, at least one KKR Director must be present. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present.

Section 6.  Committees.  The Board of Directors may, by resolution adopted pursuant to Section 2 of this Article II, designate one or more committees, including, without limitation, an Executive Committee, an Audit Committee and/or a Compensation Committee, to have such composition and to exercise such power and authority as the Board of Directors shall specify. KKR Directors shall be entitled to appoint one or more Directors to each committee of the Board of Directors and the Goldman Directors shall be entitled to designate one Director to any committee as to which KKR Directors have designated a Director. Additional members of each committee, if any, shall be as appointed by the Board of Directors and the Board of Directors shall have the right to appoint any other observer to any such committee. The chairmen of each committee will be designated by the KKR Directors. No action may be taken by any committee without the consent of a majority of the members of such committee.

Section 7.  Actions of Board Without Meeting.  Unless otherwise provided by the Charter of the Corporation, these bylaws or applicable law, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board of Directors or committee, as the case may be, consent to taking such action without a meeting, in which case, subject to Article II, Section 2 of these Bylaws, the vote of a majority of the Directors or committee members, as the case may be, is the act of the Board of Directors or any such committee. The action must be evidenced by one or more written consents describing the action taken, signed, in one or more counterparts, by that number of Directors specified pursuant to the immediately preceding sentence, indicating each such Director’s vote or abstention on the action, and be included with the minutes of proceedings of the Board of Directors or committee.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President, a Vice President, a Secretary and a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Each officer shall serve until the earlier of his or her removal, the expiration of the term for which he or she is elected or until his or her successor has been elected and qualified. Election of an officer or agent shall not itself create contract rights between the Corporation and such officer or agent.

ARTICLE IV

GENERAL PROVISIONS

Section 1.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 2.  Corporate Books.  The books of the Corporation may be kept at such place within or outside the State of Tennessee as the Board of Directors may from time to time determine.

Section 3.  Waiver of Notice.  Whenever any notice is required to be given pursuant to the Charter of the Corporation or these bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except when such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any waiver of notice shall be filed with the minutes of the corporate records.

Section 4.  Amendment of Bylaws.  Except as otherwise permitted by law, these bylaws may be amended, added to, or repealed by a majority vote of the shares represented at any duly constituted shareholders’ meeting or by the act of Directors as provided in Section 2 of Article II of these bylaws. Any change in the bylaws made by the Board of Directors, however, may be amended or repealed by the shareholders.

ARTICLE V

INDEMNIFICATION

Section 1.  Indemnification and Advancement of Expenses.  The Corporation shall indemnify and advance expenses to each director and officer of the Corporation, or any person who may have served at the request of the Corporation’s Board of Directors or its President or Chief Executive Officer as a director or officer of another corporation (and, in either case, such person’s heirs, executors and administrators), to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted. The Corporation may indemnify and advance expenses to any employee or agent of the Corporation who is not a director or officer (and such person’s heirs, executors and administrators) to the same extent as to a director or officer, if the Board of Directors determines that doing so is in the best interests of the Corporation.

Section 2.  Non-Exclusivity of Rights.  The indemnification and expense advancement provisions of Section 1 of this Article V shall not be exclusive of any other right which any person (and such person’s heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Charter, provision of these Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance (purchased by the Corporation or otherwise), both as to action in such person’s official capacity and as to action in another capacity.

Section 3.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation’s Board of Directors or its Chief Executive Officer as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or the Act.